NEAH POWER SYSTEMS, INC.
22122 20th Ave SE
Suite 161
Bothell, Washington 98021

November 28, 2007

CAMHZN Master LDC
350 Madison Avenue
New York, New York 10017

Gentlemen:

Simultaneously with the execution and delivery of this letter, the undersigned, Neah Power Systems, Inc. (the “Company”), is executing and delivering to you, or causing to be executed and delivered to you, the following:

1.  Secured Promissory Note (the “Note”) in the principal amount of $500,000.00;

2.  Warrant for 250,000 shares of the Company’s common stock;

3.  Purchase Agreement between the Company and you; and

4.  Security Interest Pledge Agreement between the Company and you;

The documents identified in items 1 through 4 above, along with this Letter, are referred to herein as the “Transaction Documents”).

As additional consideration for your agreement to execute and deliver the Transaction Documents, the Company agrees to issue (the “Repayment Issuance”) to you and/or your designee (i) $150,000 worth of shares of common stock of the Company (the “Common Stock”) for which a resale registration statement will be filed and declared effective no later than January 31, 2008, and $75,000 worth of restricted Common Stock (“Block I”), and (ii) in the event the loan is not repaid in full within 90 days of the Closing Date, an additional (a) $175,000 worth of Common Stock that will be registered as provided above, and (b) $100,000 worth of restricted Common Stock to be valued at the lower of (x) the closing price of the Common Stock on the day immediately prior to the Closing Date and (y) the closing price of the Common Stock on the 90th day after the Closing Date (“Block II”).  The following chart sets forth the schedule for issuing the Block I and Block II shares:

CAMHZN Master LDC
November 28, 2007

	Upon Execution of this Agreement (Block I)	Repayment on or after 90 days but before 180 days after issuance (Block II)
Number of Shares to be Issued	$150,000 worth of registered and $75,000 worth of restricted	$175,000 worth of registered and $100,000 worth of restricted

Certificates representing Block I shares are attached hereto. Certificates representing Block II shares shall be issued immediately and delivered to your counsel who shall hold said certificates for your benefit and release them to you as they become due, without further notice to the Company. In the event that repayment is completed prior to 90 days, all certificates held by your counsel in connection with Block II shall be returned to us immediately.

In order to secure our obligation to provide you with $150,000 worth of registered securities no later than January 31, 2007, you are hereby authorized to withhold $150,000 (the “Holdback”) from the loan proceeds as security for delivery of the free-trading shares. The Holdback shall be released to us in the event that a registration statement covering the securities in question is declared effective prior to January 31, 2008. If the foregoing condition has not been met, then for each thirty (30) day period following January 31, 2008 that the registration statement has not been declared effective, ten thousand dollars ($10,000) (the “Penalty Payment”) of the Holdback shall be released to you without further notice to us. Penalty Payments shall continue until such time as the registration statement is declared effective. Any remaining Holdback will be released to us upon effectiveness of the registration statement. We acknowledge that the Holdback is considered part of the principle amount of the loan and that in the event we forfeit any portion of the Holdback due to a Penalty Payment, we shall have no claim for a credit or offset for the full principle amount of the loan.

We acknowledge that our failure to file registration statements within the time periods set forth above shall constitute an Event of Default (as that term is defined in the Transaction Documents) and that you shall be entitled to foreclose on any collateral that has been pledged to secure the loan, including, but not limited to, securities pledged by the Company.

All such shares (referred to herein as the “Shares”) shall be duly authorized, fully paid and nonassessable, free and clear of any liens and in proper certificated form in the name of CAMHZN Master LDC, or other holder (s) or endorsed for transfer to you, with a medallion signature guarantee.

CAMHZN Master LDC
November 28, 2007

The Company acknowledges that the Shares are additional consideration for your execution, delivery and performance of the Transaction Documents and are not deemed to be interest.

This Letter shall be governed by the laws of the State of New York without regard to the principles of conflict of laws. THE COMPANY WAIVES ITS RIGHT TO CLAIM A TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS LETTER.

The Company acknowledges and agrees that its actual or threatened breach of this letter would result in irreparable damage to you and that money damages would not provide and adequate remedy to you. Accordingly, the Company agrees that in the event of any such breach you shall have, in addition to any and all remedies of law, the right to have the provisions of this Letter specifically enforced and to obtain injunctive and other equitable relief to enforce the provisions of this Letter.

This confirms that you and the Company intend to contract in strict compliance with applicable usury laws from time-to-time in effect. Accordingly, you and the Company stipulate and agree that none of the terms and provisions contained in the Transaction Documents shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time-to-time in effect. Neither the Company nor any guarantor shall be liable for interest in excess of the maximum amount permitted under applicable law. Any sums collected by you and determined to be in excess of that which is permitted under applicable law shall be applied to principal owing by the Company or any guarantor. The Company agrees that in determining whether or not, interest has been paid in excess of any lawful rate, you may, in light of the risk and consideration evidenced by the Transaction Documents, to the greatest extent permitted under applicable law, characterize any non-principal payment under the Transaction Documents as an expense, fee or premium rather than as interest.

This Letter may be amended or modified only by a written instrument signed by you and the Company. Your failure at any time to require the performance of any provision of this Letter shall in no manner affect your right at a later time to enforce any provision.

The Company irrevocably (A) consents that any legal action or proceeding arising from or relating to this Letter shall be commenced exclusively in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York, (B) submits to the jurisdiction of any such Court in any such action or proceeding, (C) waives any claim or defense in any such action or proceeding based on any alleged lack of jurisdiction, improper venue or forum non-conveniens, and (D) consents to service of process by mail at its address set forth below, or such other address as shall provide to you in writing. Service of process may be effected by notice sent by certified mail, return receipt requested, to the Company at its address set forth below.

CAMHZN Master LDC
November 28, 2007

This Letter shall be binding upon the Company, and its legal representatives, successors and permitted assigns. In no event may the Company assign any rights or obligations under this Letter without your prior written consent and any purported assignment or that such consent shall be null and void.

Very truly yours,

NEAH POWER SYSTEMS, INC.

By:
Name:
Title: